Ex.28(h)(2)(v)

Transfer Agency Services Agreement

Amended Exhibit A

This Amended Exhibit A, amended and restated as of August 31, 2023, is Exhibit A to that certain Transfer Agency Services Agreement dated as of January 14, 2009, as amended, among Fairholme Funds, Inc., Fairholme Capital Management, L.L.C. (which is a party to the Agreement with respect to Section 9 only) and BNY Mellon Investment Servicing (US) Inc. (f\k\a PNC Global Investment Servicing (U.S.) Inc.).

Portfolios

The Fairholme Fund

The Fairholme Focused Income Fund

THE BANK OF NEW YORK MELLON By: /s/ Brian J. Wilson Name: Brian J. Wilson Title: Senior Vice President	FAIRHOLME FUNDS, INC. By: /s/ Erica K. Kapahi Name: Erica K. Kapahi Title: Chief Compliance Officer
FAIRHOLME CAPITAL MANAGEMENT, L.L.C. (with respect to Section 9 only) By: /s/ Wayne Kellner Name: Wayne Kellner Title: Chief Financial Officer